Exhibit 99.1

AeroGrow Announces Effective Date of 1-for-100 Reverse Stock Split; Will Begin Split-Adjusted Trading on October 17, 2012

•	Reverse split is the final step in the Company’s planned streamlining and restructuring of its balance sheet

Boulder, CO – October 16, 2012 - AeroGrow International, Inc. (OTCQB:AERO) ("AeroGrow" or the "Company"), makers of the AeroGarden® line of indoor gardening products, announced today the effectiveness of a 1-for-100 reverse split of its common stock.  Shares of AeroGrow common stock will begin trading on a split-adjusted basis on the OTCQB Marketplace at the market open on October 17, 2012.

"The completion of this reverse split marks the last step in the balance sheet restructuring we have accomplished over the course of the last year," said Mike Wolfe, President and CEO of AeroGrow.  “Our capital structure is now much simpler and more transparent, with significantly less debt, making it easier for investors to understand and value the Company appropriately.  We believe this reverse split will increase the attractiveness of our stock to investors and ultimately facilitate the raising of additional capital to support our growth plans.”

The Company’s ticker symbol will remain unchanged; however, a “D” will be appended to the existing AERO ticker symbol (AEROD) for a period of 20 business days following the effective date to signify that the reverse split has taken place.  In addition, the Company’s common stock has been assigned a new CUSIP number (00768m202) to reflect the reverse split.

Effective as of April 11, 2012, the Company’s stockholders approved a proposal authorizing the Company’s board of directors to effect a reverse split of the Company’s outstanding shares of common stock at a ratio of up to 1-for-300.  On July 27, 2012, the board of directors approved the reverse stock split at a 1-for-100 split ratio, which was publicly announced on August 10, 2012. On October 16, 2012, the Financial Industry Regulatory Authority (“FINRA”) informed the Company that the reverse split would be effective on October 17, 2012.

As a result of the reverse split, every 100 shares of the Company’s pre-reverse split common stock will be consolidated automatically into one share of common stock.  No cash or fractional shares will be issued in connection with the reverse split.  Instead, the Company will round up to the next whole share when issuing post-split shares to stockholders.  The number of authorized shares of the Company’s common stock, par value of the Company’s common stock, and rights of the Company’s common stockholders will not be affected by the Reverse Split.  Proportional adjustments will be made to shares of the Company’s common stock issuable upon exercise or conversion of the Company’s outstanding warrants and stock options in accordance with their terms.

Information for Stockholders

Stockholders of record as of the effective date will receive a letter providing instructions for the exchange of their certificates shortly after October 17, 2012.  Stockholders holding shares in brokerage accounts will be contacted by their brokers with instructions. The Company has retained its transfer agent, Corporate Stock Transfer, to act as its exchange agent for the reverse split.  Corporate Stock Transfer can be contacted at (877) 309-2764.

Additional information regarding the reverse split can be found in the Company’s definitive Schedule 14-C filed with the Securities and Exchange Commission on March 16, 2012, copies of which are available at www.sec.gov.

About AeroGrow International, Inc.

Founded in 2002 in Boulder, Colorado, AeroGrow International, Inc. is dedicated to the research, development and marketing of the AeroGarden line of foolproof, dirt-free indoor gardens. AeroGardens allow anyone to grow farmer's market fresh herbs, salad greens, tomatoes, chili peppers, flowers and more, indoors, year-round, so simply and easily that no green thumb is required. See www.aerogrow.com.

FORWARD-LOOKING STATEMENTS
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements by Mike Wolfe, and/or the Company, statements regarding growth of the AeroGarden product line, ability to raise capital, optimism related to the business, expanding sales, and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market acceptance of the Company's products or the need to raise additional capital. In addition, actual results could vary materially based on changes or slower growth in the indoor garden market; the potential inability to realize expected benefits and synergies; domestic and international business and economic conditions; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures or technological changes; technological advances; shortages of manufacturing capacity; future production variables impacting excess inventory and other risk factors listed from time to time in the Company's Securities and Exchange Commission (SEC) filings, including in “Item 1A Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Contact:
John Thompson
AeroGrow International, Inc.
303-444-7755